Exhibit 16.1

April 13, 2026

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Ladies and Gentlemen:

We have read Item 4.01 of Form 8-K filed with the U.S. Securities and Exchange Commission of Ionetix Corporation (formerly known as “JDEV Acquisition Corp.”) (the “Company”) and agree with the statements relating only to TAAD, LLP contained therein. We have no basis to agree or disagree with other statements of the Company contained therein.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Sincerely,

/s/ TAAD, LLP

Diamond Bar, California